United States securities and exchange commission logo





                     September 22, 2022

       Deborah Choate
       Chief Financial Officer
       Sequans Communications S.A.
       15-55 boulevard Charles de Gaulle
       92700 Colombes, France

                                                        Re: Sequans
Communications S.A.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-35135

       Dear Ms. Choate:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing